Exhibit 99.1

(Current and Former Non-Employee Directors

Who Hold Phantom Share Awards Granted in 2004/2005)

Amendment to Award Agreements

Duke Energy Corporation Long-Term Incentive Plans

Effective as of December 31, 2008, each phantom share award previously granted in 2004 or 2005 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (each an “Award”) is hereby amended as described below.

1.             Timing of Payments

Each phantom share award is amended to specify that phantom shares will be paid within 60 days after the date such shares become vested, but in no event after the end of the calendar year in which such vesting occurs.  Each phantom share award also is amended to specify that dividend equivalents will be paid within 60 days after actual dividends are paid to Duke Energy’s shareholders, but in no event after the end of the calendar year in which such dividends are paid to the shareholders.  Prior to this amendment, the awards generally provided that payments would be made “as soon as practicable” following the vesting date or the date that actual dividends were paid to shareholders.

2.             Definition of “Separation from Service”

The phantom share awards previously provided that vesting accelerates upon termination of service after certain age and service requirements have been satisfied or as a result of disability.  The Awards are amended to provide that the term “termination of service” where used in the Awards shall mean a “separation from service” within the meaning of Section 409A of the tax code.

3.                                      Definition of “Change in Control”

The phantom share awards previously provided for accelerated vesting upon a change in control of Duke Energy Corporation.  The Awards are amended to provide that vesting will accelerate upon the occurrence of an event that constitutes a “change in control” as defined in the original Award agreement, but only if such event also constitutes a “change in control event” within the meaning of Section 409A of the tax code.

4.                                      Six-Month Delay for Certain Payments

The phantom share awards are amended to provide that if the Award holder is a “specified employee” on the date of his or her separation from service, as determined pursuant to procedures established by the Company, then to the extent required by Section 409A, any amounts that constitute a “deferral of compensation” within the meaning of Section 409A and that would otherwise be paid during the first six months following separation from service will instead be accumulated through and paid within 60 days after the six month anniversary of the separation from service (or, if earlier, within 60 days after the Award holder’s death).

5.                                      Miscellaneous

It is intended that the payments provided under the Award shall either be exempt from the application of, or comply with, Section 409A of the tax code.  The Awards shall be construed, administered, and governed in a manner that effects such intent, and Duke Energy shall not take any action that would be inconsistent with such intent.  The Award holder consents to any amendment that Duke Energy may reasonably make in furtherance of such intention, and Duke Energy shall promptly provide, or make available to, the Award holder a copy of such amendment.  Without limiting the foregoing, the payments provided under the Awards may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the tax code.  Although Duke Energy will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the tax code, the tax treatment of the benefits provided under the Awards is not warranted or guaranteed.  Neither Duke Energy, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Award holder or other taxpayer as a result of the Awards.  This Amendment also applies to any Awards relating to Spectra Energy common stock that were provided to the Award holder in connection with the spin-off of Spectra Energy in January, 2007.